                                                                      EXHIBIT 99

                       Huntington Bancshares Incorporated
                       Ratio of Earnings to Fixed Charges
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

                                                      THREE MONTHS ENDED                       YEAR ENDED
                                                         DECEMBER 31,                          DECEMBER 31,
                                               -----------------------------         -----------------------------
                                                  2000               1999                2000              1999
                                               ----------         ----------         ----------         ----------

EXCLUDING INTEREST ON DEPOSITS

Income before taxes (1)                        $  107,217         $  149,970         $  509,895         $  603,032

Fixed charges:
     Interest expense                             100,040             92,231            383,997            344,635
     Interest factor of rent expense                3,613              3,929             14,217             11,928
                                               ----------         ----------         ----------         ----------

        Total fixed charges                       103,653             96,160            398,214            356,563
                                               ----------         ----------         ----------         ----------

Earnings                                       $  210,870         $  246,130         $  908,109         $  959,595
                                               ==========         ==========         ==========         ==========

Fixed charges                                  $  103,653         $   96,160         $  398,214         $  356,563
                                               ==========         ==========         ==========         ==========


Ratio of Earnings to Fixed Charges                 2.03 X             2.56 X             2.28 X             2.69 X


INCLUDING INTEREST ON DEPOSITS

Income before taxes (1)                        $  107,217         $  149,970         $  509,895         $  603,032

Fixed charges:
     Interest expense                             304,595            262,854          1,166,073            984,240
     Interest factor of rent expense                3,613              3,929             14,217             11,928
                                               ----------         ----------         ----------         ----------

        Total fixed charges                       308,208            266,783          1,180,290            996,168
                                               ----------         ----------         ----------         ----------

Earnings                                       $  415,425         $  416,753         $1,690,185         $1,599,200
                                               ==========         ==========         ==========         ==========

Fixed charges                                  $  308,208         $  266,783         $1,180,290         $  996,168
                                               ==========         ==========         ==========         ==========


Ratio of Earnings to Fixed Charges                 1.35 X             1.56 X             1.43 X             1.61 X

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(1) Excludes special charges and 1999 gain on sale of credit card portfolio.